EPOCH’S BOARD OF DIRECTORS DECLARES SPECIAL CASH DIVIDEND

NEW YORK – (BUSINESS WIRE) ─ December 22, 2008 ─ Epoch Holding Corporation ("Epoch" or the "Company") (Nasdaq:  EPHC), announced today that its Board of Directors declared a special cash dividend of $0.12 per share on the Company's common stock, payable on January 15, 2009 to stockholders of record at the close of business on December 31, 2008.  The aggregate dividend payment will total approximately $2.6 million based on the number of shares of common stock currently outstanding.

 “As a result of our strong cash position and debt free balance sheet, the Board determined to pay our shareholders a special dividend at this time,” stated William Priest, Chief Executive Officer.  Mr. Priest added, “This dividend represents a small portion of the Company’s cash balances, the remainder of which will be maintained to achieve key business objectives in growing our business, and provide a reserve for any unstable economic conditions.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Contact:

Epoch Investment Partners, Inc.
Phil Clark, 212-303-7210
pclark@eipny.com
www.eipny.com